[LOGO]                                             AlliedSignal Inc.
                                                   P.O. Box 3000
                                                   Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

                                                              March 10, 1994
Dear Plan Participant:

Thanks to the outstanding efforts of our employees, 1993 was another great year for AlliedSignal, with net earnings reaching a record level. Our strong financial performance has been recognized by investors and reflected in the Company's stock price, which grew by another 31% last year and resulted in the declaration of a two-for-one stock split by the Board of Directors. Employee savings plans hold about 14% of our outstanding shares, and we are pleased that plan participants are benefiting from the Company's improved performance.

Enclosed is a meeting notice and proxy statement for the 1994 Annual Meeting of Shareowners. As a participant in either the Savings Plan or Thrift Plan, you are entitled to instruct the Trustee, State Street Bank and Trust Company, how to vote the AlliedSignal shares attributable to your plan account. The proxy statement includes the proposals to be voted on, as well as the recommendations of the Board of Directors. A voting instruction card is enclosed for your use.

This is your opportunity to have the plan shares voted in accordance with your wishes. All votes, especially those of current and former employees, are important and I urge you to exercise your right to vote by completing the confidential instruction card at your earliest convenience.

If you own AlliedSignal shares other than through the plans, you will receive a separate proxy card for those shares. In order to vote all your shares, you should return your plan instruction card in the enclosed envelope to the Trustee and return any proxy card for other shares in the separate envelope provided with that card.

Thanks again for your efforts. I look forward to your continuing support.

                                                              Sincerely,
                                                              Larry Bossidy
Enclosures